Exhibit 99.1

News Release

MMC ANNOUNCES NEW CEO AT MARSH INC.

NEW YORK, NEW YORK, October 15, 2004 – Marsh & McLennan Companies, Inc. (MMC) today announced a change in the management of Marsh Inc., its risk and insurance services subsidiary.

Michael G. Cherkasky has been named chairman and chief executive officer of Marsh, Inc. effective immediately. Formerly chief executive officer of Marsh Kroll, MMC’s risk consulting subsidiary, Mr. Cherkasky has a distinguished record as a manager, prosecutor, investigator, and trial attorney. He joined Kroll in 1994, rising to the position of president and chief executive officer in 2001. Prior to joining Kroll, Mr. Cherkasky spent 16 years in the criminal justice system, including serving as chief of the Investigations Division for the New York County District Attorney’s Office.

Mr. Cherkasky succeeds Ray J. Groves, who has served as chairman and chief executive officer of Marsh since 2003. Mr. Groves will become senior advisor to Marsh. Roger L. Egan will continue as president and chief operating officer of Marsh Inc.

Jeffrey W. Greenberg, chairman and chief executive officer of MMC, said: “Since learning about the Attorney General’s allegations, we have taken strong and immediate action. We are committed to determining the facts, and we will take all appropriate action to deal with any incidence of wrongdoing and assure we are serving the best interests of our clients. Mike’s appointment as chairman and chief executive officer of Marsh recognizes the new additional priorities that the company faces. At the same time, this change will allow Roger Egan to support that effort and devote his time to managing the business and serving clients.

“Pending completion of the investigation, we have suspended market services agreements (MSAs), and we are actively reviewing every aspect of Marsh’s business to identify and stop any practices that might encourage behavior that is inconsistent with our values and commitment to the highest professional and ethical standards.

“We thank Ray for his service to Marsh and look forward to his contributions in his new role.”

MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world’s leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 63,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC’s website address is www.mmc.com.

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